Exhibit 99.1

Copano Energy, L.L.C.		NEWS RELEASE

	Contacts:	Matt Assiff, SVP & CFO
Copano Energy, L.L.C.
713-621-9547
FOR IMMEDIATE RELEASE
Ken Dennard / ksdennard@drg-e.com
Jack Lascar / jlascar@drg-e.com
DRG&E / 713-529-6600

COPANO ENERGY, L.L.C. INCREASES CASH DISTRIBUTION

HOUSTON – July 18, 2005 — Copano Energy, L.L.C. (NASDAQ: CPNO) today announced a cash distribution for the second quarter of 2005 of $0.45 per unit, or $1.80 per unit on an annual basis, for all of its outstanding Common and Subordinated Units.  This distribution is $0.03 above Copano Energy’s distribution for the first quarter of 2005 and $0.05 above the minimum quarterly distribution of $0.40 per unit.  The distribution of $0.45 per unit applies to Common and Subordinated Units outstanding on the record date, which are expected to include 1.9 million Common Units to be issued in connection with the pending acquisition of ScissorTail Energy, LLC.  Copano Energy also anticipates making a concurrent quarterly distribution of $0.495 per unit with respect to 4.3 million Class B Units to be issued in connection with the pending ScissorTail Energy acquisition.  The Class B Unit distribution represents a quarterly distribution equal to 110% of the distribution to be received by the Common Units, which is applicable unless and until Copano Energy’s existing unitholders approve the conversion of the Class B Units into Common Units.  Copano Energy has agreed to hold a special meeting of its unitholders to consider the conversion as soon as feasible following completion of the ScissorTail Energy acquisition.

The distribution will be payable on August 15, 2005, to holders of record of such units at the close of business on August 1, 2005.

“We are pleased to announce our second quarter distribution, which represents an increase of approximately 7% above the first quarter distribution amount,” said John Eckel, Chairman and Chief Executive Officer of Copano Energy.  “Management continues to anticipate that it will recommend an increase in the annual distribution rate to at least an annual rate of $2.00 per unit for the first full quarter following the close of the ScissorTail Energy acquisition, and that the board will continue to consider further distribution increases as appropriate.”

Houston-based Copano Energy, L.L.C. is a midstream natural gas company with natural gas gathering, intrastate pipeline and natural gas processing assets in the Texas Gulf Coast region.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. These statements include, but are not limited to statements with respect to future distributions. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause the company’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include an inability to obtain new sources of natural gas supplies, the loss of key producers that supply natural gas to the company, key customers reducing the volume of natural gas and natural gas liquids they purchase from us, a decline in the price and market demand for natural gas and natural gas liquids, the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in Copano’s Securities and Exchange Commission filings.

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